Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
November 18, 2009 at 7:00 a.m. EST		Nordstrom, Inc.
206-303-3290

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
206-373-3036
NORDSTROM BOARD OF DIRECTORS APPROVES QUARTERLY DIVIDEND
     SEATTLE, Wash. — (November 18, 2009) — Nordstrom, Inc. (NYSE: JWN) announced today that its board of directors approved a quarterly dividend of $0.16 per share payable on December 15, 2009, to shareholders of record on November 30, 2009.
About Nordstrom
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 183 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 112 full-line stores, 68 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
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